Exhibit 99.1

For Immediate Release

November 10, 2006

Remy International, Inc. Announces Third Quarter 2006 Results

Anderson, Indiana / PR Newswire / — Remy International, Inc. (“Remy International” or the “Company”), a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology, today announced financial results for the three and nine month periods ended September 30, 2006.

Net sales for the third quarter of 2006 were $354.7 million, an increase of $38.8 million or 12 percent compared with the corresponding period last year. The third quarter sales increase occurred in all product categories. Automotive OEM sales increased about 15 percent and continued to reflect ramp up of the alternator business, while a 10 percent sales increase in heavy duty OEM benefited from improved demand. The sales increases in both OEM businesses were also impacted by the pass through of higher commodity price with no associated margin. Powertrain sales increased approximately 52 percent due to continued strong demand for diesel engine parts. Electrical aftermarket sales were up modestly at 1 percent.

The Company incurred an $8.8 million charge to increase the accrual for warranty obligation in the third quarter of 2006. This drove the Adjusted EBITDA to $9.4 million. As a result, overall third quarter 2006 EBITDA declined $2.1 million when compared to the same quarter in 2005. In the third quarter of 2006, the Company experienced an unusual increase in warranty returns for a limited class of products primarily made in prior years, and accordingly revised the warranty obligation estimate. The Company believes that the product issues causing this high level of warranty claims have been corrected. Reduced spending continues to contribute positively to current year results and represents the largest single element of lower selling, general and administrative expense. The benefit from higher sales in the third quarter of 2006 compared with the same period in 2005 was more than offset by the increase in warranty expense, with additional negative impact from commodity cost absorbed.

The Company reported an operating loss of $3.0 million for the third quarter ended September 2006, compared to $1.5 million operating income from the comparable quarter in 2005. Net loss for the third quarter increased $2.5 million to $30.5 million compared with a net loss of $28.0 million for the same period last year.

Revenue for the nine months ended September 30, 2006, rose 18.5 percent, to $1,078.5 million from $909.9 million in last year’s first nine months. Adjusted EBITDA for the nine months ended September 30, 2006 was $58.0 million, an increase of $19.7 million as compared with the first nine months of the prior year. Net loss for the same period in 2006 was $48.8 million compared to $52.3 million for the prior year.

Net cash provided by operating activities for the nine months ending September 30, 2006 increased $46.6 million to $19.3 million, when compared with net cash used in operating activities of $27.3 million for the corresponding period last year. Improved operating results and stringent control over working capital contributed to this improvement. Included in the operating cash flow for the first nine months of 2006 is $12.0 million for restructuring payments, which is $7.7 million higher than payments made in the first nine months of 2005, including a payment related to the UAW settlement reached in the first quarter of 2006. The Company continues to invest in strategic capital programs, but continued strong focus on priorities resulted in a net decrease in capital expenditures of $9.7 million for the first nine months of 2006 when compared to the same period in 2005. Cash interest expense for the first nine months of 2006 was $57.4 million, or $10.9 million higher than for the comparable period in 2005. This increase reflects both higher borrowings and increased interest on variable rate loans. The Company’s liquidity at September 30, 2006 was $118.6 million, consisting of $93.3 million of availability on its senior credit facility in addition to unrestricted cash of $25.3 million on the consolidated balance sheet.

“I am pleased that through three quarters of 2006, financial results continue to reflect year-over-year EBITDA growth, significant improvement for the year in cash flow from continuing operations and continued strong liquidity,” said John Weber, President and Chief Executive Officer of Remy International, Inc. Weber went on to comment, “Despite the improvement achieved this year, I remain dissatisfied with the overall profitability of the Company, with a major example being the increasing warranty cost associated with products sold in prior years. We deal with issues head on, and if a new issue is identified we will take the appropriate actions. We continue to face challenging marketplace conditions and will balance profitability, growth and current cash needs.”

The Company is updating guidance for the full year 2006. Sales are expected to approximate $1.4 billion. The updated Adjusted EBITDA is expected to be in the range of $70-80 million. Cash provided by operating activities is expected to range from $10-20 million, unchanged from prior guidance, while capital expenditures should approximate $30 million. The Company continues to make all scheduled interest payments as required by our loan agreements and indentures.

The Company also is announcing that Rothschild Inc. has been retained to provide advice and assistance regarding refinancing alternatives. John Weber said, “We continue to make progress on the potential divestiture of non-core businesses. Rothschild’s role is to assist us in the optimal application of proceeds from such divestitures. It is important we access the best advice we can to help us make the right decisions.”

Third Quarter Conference Call:

Remy International’s executive management team will host its third quarter conference call on Friday, November 10, 2006 at 10:00 a.m. Eastern Standard Time to discuss the Company’s performance for the third quarter, the outlook for the remainder of 2006, and other matters. The call may be accessed by dialing 877-430-3850 or 480-629-9566 ten minutes prior to the start of the call. A replay of the conference call will be archived for two weeks, and may be accessed by dialing 800-475-6701 (USA), 320-365-3844 (International), Access Code 846486. A copy of the Company’s Third Quarter Conference Call Opening Commentary will also be available on the Remy International Website at http://www.remyinc.com under Investor Relations, for approximately 2 weeks.

Use of Non-GAAP Financial Information:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “Adjusted EBITDA” (a Non-GAAP financial measure). Adjusted EBITDA represents operating income (loss), plus depreciation and amortization, restructuring charges (credits) and impairment charges. The Company believes Adjusted EBITDA is a meaningful measure of performance that is commonly utilized in the industry to analyze operating performance and liquidity. Adjusted EBITDA should not be construed as income from operations, net income or net cash flow from operating activities as determined by GAAP. For a reconciliation of historical adjusted EBITDA to GAAP financial information, please refer to the table following the accompanying condensed statements of operations.

About Remy International, Inc.:

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results and liquidity, the incremental liquidity provided by the term loan is subject to borrowing base and other limitations on the Company’s ability to borrow under its revolving credit facilities or otherwise, dispositions, acquisitions and integration costs, additional financing requirements, ability to make required interest payments, development of new products and services, the effect of competitive products or pricing, the effect of commodity and raw material prices, the impact of supply chain cost management initiatives, restructuring risks, enterprise resource planning implementation risks, customs duty claims, litigation uncertainties and warranty claims, conditions in the automotive industry, foreign currency fluctuations, costs related to re-sourcing and outsourcing products, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct. Remy International is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise

Investor Relations: Keri Webb 1-765-778-6602

Remy International Website: http://www.remyinc.com

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

(Unaudited)

IN THOUSANDS, For the three & nine months ended September 30,	Three Months		Nine Months
	2006	2005	2006	2005
Net sales	$354,738	$315,963	$1,078,506	$909,872
Cost of goods sold	324,597	271,470	948,579	789,510

Gross Profit	30,141	44,493	129,927	120,362

Selling, general and administrative expenses	30,593	40,938	97,924	104,531
Restructuring charges	2,511	2,095	6,405	2,595

Operating (loss) income	(2,963)	1,460	25,598	13,236

Interest expense	21,501	18,025	62,869	50,912

Loss from continuing operations before income taxes, minority interest and income from unconsolidated subsidiaries	(24,464)	(16,565)	(37,271)	(37,676)

Income tax expense	1,030	10,799	4,352	12,370
Minority interest	1,248	563	3,850	2,681
Loss (income) from unconsolidated subsidiaries	3,777	(32)	3,641	(163)

Net loss from continuing operations	(30,519)	(27,895)	(49,114)	(52,564)

Discontinued operations:
Loss from discontinued operations, net of tax	(29)	(190)	(45)	(484)
Gain on disposal of discontinued operations, net of tax	108	107	323	786

Net income (loss) from discontinued operations, net of tax	79	(83)	278	302

Net loss attributable to common stockholders	$(30,440)	$(27,978)	$(48,836)	$(52,262)

Adjusted EBITDA:
Operating (Loss) Income	$(2,963)	$1,460	$25,598	$13,236
Depreciation and Amortization	9,861	7,981	26,024	22,499
Restructuring Charges	2,511	2,095	6,405	2,595

Adjusted EBITDA	$9,409	$11,536	$58,027	$38,330

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

IN THOUSANDS, At	September 30, 2006	December 31, 2005
Assets:
Current Assets:
Cash and cash equivalents	$27,154	$20,022
Trade accounts receivable, net	201,851	184,818
Inventories	280,109	261,821
Other current assets	35,786	20,492

Total current assets	544,900	487,153

Property, plant and equipment, net	171,137	174,531
Other assets	203,699	209,491

Total Assets	$919,736	$871,175

Liabilities And Stockholders’ Deficit:
Current liabilities:
Accounts payable	$231,531	$194,123
Accrued restructuring	5,955	12,669
Other liabilities and accrued expenses	171,182	124,173
Current maturities of long term debt	28,335	27,501

Total current liabilities	437,003	358,466

Long-term debt, net of current portion	723,729	714,181
Accrued restructuring	1,054	481
Other non-current liabilities	89,341	90,800

Minority interest	14,521	11,558
Total stockholders’ deficit	(345,912)	(304,311)

Total Liabilities And Stockholders’ Deficit	$919,736	$871,175

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

IN THOUSANDS, for the nine months ended September 30,	2006	2005
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(48,836)	$(52,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Discontinued operations	(278)	(302)
Depreciation and amortization	26,024	22,499
Non-cash interest expense	5,419	4,360
Minority interest and income from unconsolidated subsidiaries, net	7,492	2,518
Deferred income taxes	755	6,032
Accrued pension and post-retirement benefits, net	2,165	259
Restructuring charges	6,405	2,595
Cash payments for restructuring charges	(11,955)	(4,211)

Changes in accounts receivable, inventory and accounts payable, net	4,187	(13,583)
Other, net	27,890	4,792

Net cash provided by (used in) operating activities of continuing operations	19,268	(27,303)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,101)	(57,273)
Net proceeds on sale of businesses	323	611
Purchases of property, plant and equipment	(18,104)	(27,770)

Net cash used in investing activities of continuing operations	(19,882)	(84,432)

Cash Flows from Financing Activities:
Net borrowings under revolving line of credit and other	8,125	77,176
Financing costs	0	(325)
Distributions to minority interests	(986)	0

Net cash provided by financing activities of continuing operations	7,139	76,851

Effect of exchange rate changes on cash	837	(757)

Cash flows of discontinued operations - operating activities	(230)	(637)

Net increase (decrease) in cash and cash equivalents	7,132	(36,278)
Cash and cash equivalents at beginning of year	20,022	62,545

Cash and cash equivalents at end of period	$27,154	$26,267